Exhibit 99.1

Newmont Announces Third Quarter 2017 Results

DENVER--(BUSINESS WIRE)--October 26, 2017--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced third quarter 2017 results.

  Net income: Delivered GAAP net income from continuing operations attributable to stockholders of $213 million or $0.39 per diluted share, and adjusted net income1 of $183 million or $0.35 per diluted share
  EBITDA: Generated $653 million in adjusted EBITDA2, compared to $666 million in the prior year quarter
  Cash flow: Reported net operating cash flow from continuing operations of $688 million and free cash flow3 of $494 million
  Gold costs applicable to sales (CAS)4: Reported CAS of $721 per ounce, with no change in the company’s full year guidance
  Gold all-in sustaining costs (AISC)5: Reported AISC of $943 per ounce, with no change in the company’s full year guidance
  Attributable gold production: Produced 1.3 million ounces of gold, up seven percent from the prior year quarter, in-line with full year guidance
  Portfolio improvements: Declared commercial production at the Tanami Expansion Project in Australia; mined first ore at the Twin Creeks Underground mine in Nevada; and approved the Quecher Main project in Peru extending mine life at Yanacocha to 2027
  Financial strength: Reduced net debt to $1.1 billion, ending the quarter with $3.0 billion cash on hand, and an industry-leading, investment-grade credit profile; third quarter dividend declared increased 50 percent from the prior year quarter to $0.075 per share
  Outlook: Maintained company production, cost and capital outlook for 2017; the refreshed longer term outlook is expected to be provided at Investor Day in December 2017

“We delivered exceptional results and another profitable project this quarter with the completion of the Tanami expansion in Australia,” said Gary J. Goldberg, President and Chief Executive Officer. “Our free cash flow more than doubled to nearly $500 million and gold production rose seven percent compared to the prior year quarter as lower cost production from our two newest mines – Merian and Long Canyon – offset lower production at more mature operations. This performance gives us the means to fund our Quecher Main project in Peru – which will extend mine life to 2027 and enable future development at Yanacocha – and increase our dividend for the third quarter by 50 percent.”

Third Quarter 2017 Summary Results

GAAP Net income from continuing operations attributable to stockholders of $213 million or $0.39 per diluted share for the quarter, up 22 percent from $169 million or $0.32 per share in the prior year quarter on higher gold production and lower income taxes partially offset by lower average realized gold prices.

Adjusted net income was $183 million or $0.35 per diluted share, down eight percent from $202 million or $0.38 per share in the prior year quarter. The adjustments to net income include $0.04 per share of tax and other adjustments.

Revenue rose five percent to $1.9 billion for the quarter as increased sales volumes offset a lower average realized gold price.

Average realized price6 for gold was four percent lower at $1,276 per ounce for the quarter compared to $1,329 in the prior year quarter; average realized price for copper improved by $1.02 to $3.06 per pound.

Attributable gold production increased seven percent to 1.3 million ounces for the quarter as new production at Merian and Long Canyon was partially offset by lower throughput at Twin Creeks and lower grades at Boddington.

Gold CAS totaled $1,017 million for the quarter compared to $918 million in the prior year quarter. Gold CAS per ounce rose two percent to $721 per ounce compared to $706 in the prior year quarter on higher direct operating costs, primarily unfavorable Australian dollar exchange rates, partially offset by higher gold ounces sold and lower stockpile and leach pad inventory adjustments.

Gold AISC rose two percent to $943 per ounce compared to $925 in the prior year quarter on increased CAS per ounce and higher exploration and advanced projects spend, partially offset by lower sustaining capital.

Attributable copper production from Phoenix and Boddington was 12,000 tonnes compared to 15,000 in the prior year quarter. Copper CAS totaled $36 million for the quarter. Copper CAS per pound improved 36 percent to $1.38 per pound for the quarter on lower co-product allocation of costs to copper. Copper AISC improved 36 percent to $1.65 per pound on improved unit CAS.

Capital expenditures7 decreased 28 percent from the prior year quarter to $194 million as growth projects including Merian and Long Canyon moved into commercial production partially offset by the ramp-up in expenditure related to the Ahafo expansions.

Consolidated operating cash flow from continuing operations increased 35 percent from the prior year quarter to $688 million with a reduction in working capital and taxes paid. Free cash flow increased 107 percent to $494 million for the quarter on higher sales volumes and lower capital expenditures.

Balance sheet improved as Newmont ended the quarter with $3.0 billion cash on hand, a leverage ratio of 0.4x net debt to adjusted EBITDA and one of the best credit ratings in the mining sector. Since 2013, Newmont has streamlined its balance sheet and reduced gross debt by over 33 percent and net debt by over 77 percent. The Company is committed to maintaining an investment grade credit profile.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term projects are presented below. Funding for the Tanami Expansion, Subika Underground, Ahafo Mill Expansion, Twin Underground and Quecher Main projects has been approved and these projects are in execution or in production. Additional projects represent incremental improvements to production and cost guidance.

  Tanami Expansion (Australia) includes a second decline in the mine and incremental capacity in the plant to increase profitable production and serve as a platform for future growth. The project achieved commercial production at the end of August 2017 and is expected to maintain Tanami’s annual gold production at 425,000 to 475,000 ounces at CAS of between $600 and $650 per ounce and AISC of between $700 and $750 per ounce for the first five years of production. Capital costs are estimated at approximately $120 million with expenditure of approximately $45 million in 2017. The project has an IRR of more than 35 percent at a $1,200 gold price.
  Subika Underground (Africa) leverages existing infrastructure and an optimized approach to develop Ahafo’s most promising underground resource. First production was achieved in June 2017 with commercial production expected in the second half of 2018. The project is expected to increase average annual gold production by between 150,000 and 200,000 ounces per year for the first five years beginning in 2019 with an initial mine life of approximately 11 years. Capital costs for the project are estimated at between $160 and $200 million with expenditure of $80 to $90 million in 2017. The project has an IRR of more than 20 percent at a $1,200 gold price.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resource. First production is expected in the first half of 2019 with commercial production expected in the second half of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated at between $140 and $180 million with expenditure of approximately $40 to $50 million in 2017. The project has an IRR of more than 20 percent at a $1,200 gold price.

Together the Ahafo expansion projects (Ahafo Mill Expansion and Subika Underground) improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020–2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and All-in sustaining cost is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.

  Twin Underground (North America) is a portal mine beneath Twin Creek’s Vista surface mine with similar mineralization. First production was achieved in August 2017 with commercial production expected mid-2018. The expansion is expected to average between 30,000 and 40,000 ounces per year for the first five years (2018 to 2022). During this period CAS is expected to be between $525 and $625 per ounce and AISC between $650 and $750 per ounce. Capital costs are expected to be between $45 and $55 million with expenditure of $15 to $25 million in 2017, to reflect higher production and additional infrastructure to support a phased approach with exploration upside. The project IRR is expected to be about 20 percent at a $1,200 gold price.
  Quecher Main (South America) will add oxide production at Yanacocha, leverage existing infrastructure and enable potential future growth at Yanacocha. First production is expected in early 2019 with commercial production in the fourth quarter of 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. Capital costs for the project have been reduced to between $250 and $300 million with expenditure of $10 to $15 million in 2017. The project IRR is expected to be greater than 10 percent at a $1,200 gold price.

Outlook

Newmont’s outlook reflects steady gold production and ongoing investment in its current assets and best growth prospects. Longer term guidance is expected to be updated at Investor Day in December 2017. Economic assumptions include $1,200 per ounce gold, $2.50 per pound copper, $55 per barrel WTI and $0.75 Australian dollar exchange rate for the remainder of the year.

Attributable gold production guidance is unchanged — Production guidance for 2017 remains between 5.0 and 5.4 million ounces on Full Potential improvements in North America and Africa. Compared to the prior year, full year production at Merian and Long Canyon more than offsets declines at Twin Creeks and Yanacocha.

  North America production guidance is unchanged. Production guidance for 2017 remains between 2.1 and 2.2 million ounces following changes to blend management at Twin Creeks and improved mill grade and leach volumes at Cripple Creek & Victor.
  South America production guidance is unchanged. Production guidance remains between 630,000 and 690,000 ounces in 2017. The Company continues to advance oxide and sulfide potential at Yanacocha which represent additional upside not currently captured in guidance.
  Australia production guidance is unchanged. Production guidance for 2017 remains at between 1.5 and 1.7 million ounces. The Company is studying a further expansion at Tanami which represents additional upside not currently captured in guidance.
  Africa production guidance is unchanged. Production guidance for 2017 remains between 775,000 and 835,000 ounces following Full Potential improvements to throughput and recovery at Akyem.

Total gold cost outlook is unchanged — CAS guidance for 2017 is unchanged between $675 and $715 per ounce on increased production and mining and processing improvements in North America, Africa and Australia. Total AISC guidance for 2017 is unchanged between $900 and $950 per ounce on CAS improvements and reduction of sustaining capital in North America, Africa and Australia.

  North America cost guidance is unchanged. CAS per ounce guidance for 2017 remains between $675 and $725 on increased production, mine plan improvements at Carlin and Full Potential cost savings at Cripple Creek & Victor and Long Canyon. AISC per ounce guidance for 2017 remains between $855 and $930 on lower CAS and sustaining capital.
  South America cost guidance is increased. CAS per ounce guidance increases to between $725 and $775 in 2017 related to lower silver by-product credits and higher costs related to processing deeper transitional ores at Yanacocha. AISC per ounce guidance increases to between $965 and $1,025 in 2017 on higher CAS, reclamation and sustaining capital.
  Australia cost guidance is unchanged. CAS per ounce guidance for 2017 remains between $640 and $690 on Full Potential improvements to mining costs at Boddington. AISC per ounce guidance for 2017 remains between $795 and $855 on lower CAS and sustaining capital improvements.
  Africa cost guidance is improved. CAS per ounce guidance for 2017 improves to between $655 and $705 on lower inventory adjustments and Full Potential improvements at Ahafo. AISC per ounce guidance for 2017 improves to between $830 and $880 on lower CAS.

Copper — Together, Boddington and Phoenix are expected to produce between 40,000 and 60,000 tonnes of copper in 2017, unchanged from previous guidance. CAS guidance remains between $1.45 and $1.65 per pound and AISC guidance remains between $1.85 and $2.05 per pound; higher costs at Phoenix due to lower copper grades are offset by lower costs at Boddington due to improved mine planning and cost improvements.

Capital — Capital guidance for 2017 is unchanged between $890 and $990 million, including the remaining capital for the Northwest Exodus and Tanami expansions, the initial capital for Subika Underground, the Ahafo Mill Expansion, Twin Underground and Quecher Main. Sustaining capital outlook for 2017 is unchanged between $575 and $675 million.

[1]	Non-GAAP measure. See end of the release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[2]	Non-GAAP measure. See end of the release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[3]	Non-GAAP measure. See end of the release for reconciliation to Net cash provided by operating activities.
[4]	Non-GAAP measure. See end of the release for reconciliation to Costs applicable to sales.
[5]	Non-GAAP measure. See end of the release for reconciliation to Costs applicable to sales.
[6]	Non-GAAP measure. See end of the release for reconciliation to Sales.
[7]	Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.

2017 Outlook[a]

										Consolidated
										All-in			Consolidated
	Consolidated			Attributable			Consolidated			Sustaining			Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	935	–	1,000	935	–	1,000	775	–	825	980	–	1,040	165	–	185
Phoenix[c]	200	–	220	200	–	220	875	–	925	1,070	–	1,130	25	–	35
Twin Creeks[d]	370	–	400	370	–	400	560	–	610	675	–	725	45	–	55
CC&V	420	–	470	420	–	470	560	–	610	680	–	730	30	–	40
Long Canyon	130	–	170	130	–	170	380	–	430	405	–	455	10	–	20
Other North America													15	–	25
Total	2,080	–	2,240	2,080	–	2,240	675	–	725	855	–	930	280	–	360

South America
Yanacocha[e]	530	–	560	260	–	300	945	–	995	1,200	–	1,270	35	–	55
Merian	470	–	520	350	–	390	500	–	540	560	–	610	85	–	125
Other South America
Total	1,000	–	1,080	630	–	690	725	–	775	965	–	1,025	120	–	175

Australia
Boddington	735	–	785	735	–	785	700	–	750	820	–	870	75	–	85
Tanami	405	–	480	405	–	480	575	–	645	785	–	855	110	–	120
Kalgoorlie[f]	375	–	425	375	–	425	585	–	635	665	–	715	15	–	25
Other Australia
Total	1,520	–	1,695	1,520	–	1,695	640	–	690	795	–	855	205	–	240

Africa
Ahafo	315	–	345	315	–	345	820	–	875	965	–	1,045	150	–	185
Akyem	455	–	485	455	–	485	535	–	575	655	–	705	30	–	40
Other Africa
Total	775	–	835	775	–	835	655	–	705	830	–	880	180	–	220

Corporate/Other													15	–	20
Total Gold[g]	5,400	–	5,800	5,000	–	5,400	675	–	715	900	–	950	890	–	990

Phoenix	10	–	20	10	–	20	1.75	–	1.95	2.20	–	2.40
Boddington	30	–	40	30	–	40	1.30	–	1.50	1.60	–	1.80
Total Copper	40	–	60	40	–	60	1.45	–	1.65	1.85	–	2.05

Consolidated Expense Outlook[h]
General & Administrative	$215	–	$240
Interest Expense	$210	–	$250
Depreciation and Amortization	$1,225	–	$1,325
Advanced Projects & Exploration	$325	–	$375
Sustaining Capital	$575	–	$675
Tax Rate	28%	–	34%

[a]	2017 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2017 Outlook assumes $1,200/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $55/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.
[b]	All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric defined as the sum of costs applicable to sales (including all direct and indirect costs related to current production incurred to execute on the current mine plan), reclamation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at the end of the release.
[c]	Includes Lone Tree operations.
[d]	Includes TRJV operations.
[e]	Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 51.35% interest for Yanacocha and a 75% interest for Merian.
[f]	Both consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
[g]	Production outlook does not include equity production from stakes in TMAC (28.8%) or La Zanja (46.94%).
[h]	Consolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Results	2017	2016	% Change	2017	2016	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,312	1,230	7%	3,865	3,534	9%
Attributable copper tonnes sold	12	14	(14)%	38	38	-%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,276	$1,329	(4)%	$1,250	$1,261	(1)%
Average realized copper price	$3.06	$2.04	50%	$2.71	$2.03	33%

Attributable Production (koz, kt)
North America	573	540	6%	1,655	1,473	12%
South America	169	75	125%	472	248	90%
Australia	406	429	(5)%	1,167	1,245	(6)%
Africa	191	202	(5)%	631	609	4%
Total Gold	1,339	1,246	7%	3,925	3,575	10%

North America	3	5	(40)%	12	15	(20)%
Australia	9	10	(10)%	28	26	8%
Total Copper	12	15	(20)%	40	41	(2)%

CAS Consolidated ($/oz, $/lb)
North America	$742	$678	9%	$707	$702	1%
South America	$806	$1,022	(21)%	$760	$828	(8)%
Australia	$670	$598	12%	$658	$627	5%
Africa	$646	$778	(17)%	$624	$631	(1)%
Total Gold	$721	$706	2%	$690	$682	1%
Total Gold (by-product)	$690	$708	(3)%	$664	$681	(2)%

North America	$1.57	$3.44	(54)%	$1.67	$2.49	(33)%
Australia	1.32	1.56	(15)%	1.30	1.66	(22)%
Total Copper	$1.38	$2.14	(36)%	$1.42	$1.96	(28)%

AISC Consolidated ($/oz, $/lb)
North America	$912	$831	10%	$884	$863	2%
South America	$1,061	$1,253	(15)%	$995	$1,163	(14)%
Australia	$821	$752	9%	$793	$766	4%
Africa	$802	$970	(17)%	$782	$800	(2)%
Total Gold	$943	$925	2%	$909	$910	-%
Total Gold (by-product)	$917	$935	(2)%	$889	$916	(3)%

North America	$1.71	$4.11	(58)%	$1.96	$2.90	(32)%
Australia	$1.63	$1.90	(14)%	$1.58	$1.96	(19)%
Total Copper	$1.65	$2.57	(36)%	$1.70	$2.30	(26)%

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Sales	$1,879	$1,791	$5,413	$4,922

Costs and expenses
Costs applicable to sales (1)	1,053	983	2,985	2,736
Depreciation and amortization	327	335	928	892
Reclamation and remediation	29	25	103	67
Exploration	48	39	135	107
Advanced projects, research and development	41	34	99	105
General and administrative	58	63	171	178
Other expense, net	1	21	32	54
	1,557	1,500	4,453	4,139
Other income (expense):
Other income, net	10	(4)	32	93
Interest expense, net	(56)	(64)	(187)	(204)
	(46)	(68)	(155)	(111)
Income (loss) before income and mining tax and other items	276	223	805	672
Income and mining tax benefit (expense)	(72)	(90)	(349)	(555)
Equity income (loss) of affiliates	1	2	(4)	(8)
Net income (loss) from continuing operations	205	135	452	109
Net income (loss) from discontinued operations	(7)	(448)	(45)	(225)
Net income (loss)	198	(313)	407	(116)
Net loss (income) attributable to noncontrolling interests
Continuing operations	8	34	22	62
Discontinued operations	—	(79)	—	(229)
	8	(45)	22	(167)
Net income (loss) attributable to Newmont stockholders	$206	$(358)	$429	$(283)

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$213	$169	$474	$171
Discontinued operations	(7)	(527)	(45)	(454)
	$206	$(358)	$429	$(283)
Net income (loss) per common share
Basic:
Continuing operations	$0.39	$0.32	$0.88	$0.32
Discontinued operations	(0.01)	(0.99)	(0.08)	(0.85)
	$0.38	$(0.67)	$0.80	$(0.53)
Diluted:
Continuing operations	$0.39	$0.32	$0.88	$0.32
Discontinued operations	(0.01)	(0.99)	(0.08)	(0.85)
	$0.38	$(0.67)	$0.80	$(0.53)

Cash dividends declared per common share	$0.075	$0.025	$0.175	$0.075

(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Operating activities:
Net income (loss)	$198	$(313)	$407	$(116)
Adjustments:
Depreciation and amortization	327	335	928	892
Stock-based compensation	18	17	53	54
Reclamation and remediation	27	20	97	60
Loss (income) from discontinued operations	7	448	45	225
Deferred income taxes	21	84	97	456
Gain on asset and investment sales, net	(5)	(5)	(21)	(109)
Write-downs of inventory and stockpiles and ore on leach pads	66	94	158	207
Other operating adjustments	16	23	74	90
Net change in operating assets and liabilities	13	(195)	(242)	(426)
Net cash provided by (used in) operating activities of continuing operations	688	508	1,596	1,333
Net cash provided by (used in) operating activities of discontinued operations (1)	(3)	348	(12)	826
Net cash provided by (used in) operating activities	685	856	1,584	2,159
Investing activities:
Additions to property, plant and mine development	(194)	(269)	(557)	(832)
Purchases of investments	—	2	(113)	—
Proceeds from sales of investments	15	—	34	184
Other	(2)	(17)	9	(13)
Net cash provided by (used in) investing activities of continuing operations	(181)	(284)	(627)	(661)
Net cash provided by (used in) investing activities of discontinued operations	—	(13)	—	(41)
Net cash provided by (used in) investing activities	(181)	(297)	(627)	(702)
Financing activities:
Repayment of debt	(576)	(276)	(579)	(777)
Distributions to noncontrolling interests	(39)	—	(119)	—
Dividends paid to common stockholders	(40)	(14)	(94)	(41)
Funding from noncontrolling interests	24	8	70	58
Payments for withholding of employee taxes related to stock-based compensation	—	(2)	(13)	(6)
Dividends paid to noncontrolling interests	—	—	—	(146)
Acquisition of noncontrolling interests	—	(19)	—	(19)
Other	(10)	—	(13)	(1)
Net cash provided by (used in) financing activities of continuing operations	(641)	(303)	(748)	(932)
Net cash provided by (used in) financing activities of discontinued operations	—	(166)	—	(319)
Net cash provided by (used in) financing activities	(641)	(469)	(748)	(1,251)
Effect of exchange rate changes on cash	1	—	4	4
Net change in cash and cash equivalents	(136)	90	213	210
Less net cash provided by (used in) Batu Hijau discontinued operations	—	172	—	474
	(136)	(82)	213	(264)
Cash and cash equivalents at beginning of period	3,105	2,181	2,756	2,363
Cash and cash equivalents at end of period	$2,969	$2,099	$2,969	$2,099

(1)

Net cash provided by (used in) operating activities of discontinued operations includes $- and $(3) related to closing costs for the sale of Batu Hijau during the three and nine months ended September 30, 2017 and 2016, respectively, that were paid in 2017, and $(3), $(3), $(9) and $(8) for the three and nine months ended September 30, 2017 and 2016, respectively, related to the Holt royalty obligation, all of which were paid out of cash and cash equivalents held for use.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At September 30,	At December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$2,969	$2,756
Trade receivables	131	160
Other accounts receivables	116	183
Investments	76	56
Inventories	692	617
Stockpiles and ore on leach pads	714	763
Other current assets	110	142
Current assets	4,808	4,677
Property, plant and mine development, net	12,173	12,485
Investments	292	227
Stockpiles and ore on leach pads	1,796	1,864
Deferred income tax assets	1,288	1,331
Other non-current assets	479	447
Total assets	$20,836	$21,031

LIABILITIES
Debt	$4	$566
Accounts payable	315	320
Employee-related benefits	258	304
Income and mining taxes payable	195	153
Other current liabilities	378	407
Current liabilities	1,150	1,750
Debt	4,046	4,049
Reclamation and remediation liabilities	2,066	2,029
Deferred income tax liabilities	606	592
Employee-related benefits	380	411
Other non-current liabilities	357	326
Total liabilities	8,605	9,157

EQUITY
Common stock	853	849
Additional paid-in capital	9,526	9,490
Accumulated other comprehensive income (loss)	(292)	(334)
Retained earnings	1,051	716
Newmont stockholders' equity	11,138	10,721
Noncontrolling interests	1,093	1,153
Total equity	12,231	11,874
Total liabilities and equity	$20,836	$21,031

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, see Note 3 to the Company’s Condensed Consolidated Financial Statements.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is generally calculated using the Company’s statutory effective tax rate of 35%. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss) attributable to Newmont stockholders	$206	$(358)	$429	$(283)
Net loss (income) attributable to Newmont stockholders from discontinued operations (1)	7	527	45	454
Net income (loss) attributable to Newmont stockholders from continuing operations	213	169	474	171
Loss (gain) on asset and investment sales (2)	(5)	(5)	(21)	(109)
Restructuring and other, net (3)	1	7	8	24
Reclamation and remediation charges (4)	—	—	3	—
Impairment of long-lived assets, net (5)	—	—	2	3
Acquisition cost adjustments (6)	(3)	9	2	11
La Quinua leach pad revision (7)	—	26	—	26
Loss on debt repayment (8)	—	1	—	4
Tax effect of adjustments (9)	4	(12)	3	(24)
Valuation allowance and other tax adjustments (10)	(27)	7	93	380
Adjusted net income (loss)	$183	$202	$564	$486

Net income (loss) per share, basic	$0.38	$(0.67)	$0.80	$(0.53)
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.01	0.99	0.08	0.85
Net income (loss) attributable to Newmont stockholders from continuing operations	0.39	0.32	0.88	0.32
Loss (gain) on asset and investment sales	(0.01)	(0.01)	(0.04)	(0.21)
Restructuring and other, net	—	0.02	0.01	0.05
Reclamation and remediation charges	—	—	0.01	—
Impairment of long-lived assets, net	—	—	—	—
Acquisition cost adjustments	(0.01)	0.02	—	0.02
La Quinua leach pad revision	—	0.05	—	0.05
Loss on debt repayment	—	—	—	0.01
Tax effect of adjustments	0.01	(0.03)	0.01	(0.05)
Valuation allowance and other tax adjustments	(0.03)	0.01	0.19	0.73
Adjusted net income (loss) per share, basic	$0.35	$0.38	$1.06	$0.92

Net income (loss) per share, diluted	$0.38	$(0.67)	$0.80	$(0.53)
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.01	0.99	0.08	0.85
Net income (loss) attributable to Newmont stockholders from continuing operations	0.39	0.32	0.88	0.32
Loss (gain) on asset and investment sales	(0.01)	(0.01)	(0.04)	(0.21)
Restructuring and other, net	—	0.02	0.01	0.05
Reclamation and remediation charges	—	—	0.01	—
Impairment of long-lived assets, net	—	—	—	—
Acquisition cost adjustments	(0.01)	0.02	—	0.02
La Quinua leach pad revision	—	0.05	—	0.05
Loss on debt repayment	—	—	—	0.01
Tax effect of adjustments	0.01	(0.03)	0.01	(0.05)
Valuation allowance and other tax adjustments	(0.03)	0.01	0.19	0.72
Adjusted net income (loss) per share, diluted	$0.35	$0.38	$1.06	$0.91

Weighted average common shares (millions):
Basic	533	531	533	530
Diluted	536	533	534	532

(1)	Net loss (income) attributable to Newmont stockholders from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $(4), $(9), $(25) and $(32), respectively, and (ii) Batu Hijau operations, presented net of tax expense (benefit) of $-, $90, $- and $258, respectively, and income (loss) attributable to noncontrolling interests of $-, ($79), $- and ($229), respectively, and (iii) the loss on classification as held for sale, which has been recorded on an attributable basis. Amounts are presented net of tax expense (benefit) in order to conform to our Condensed Consolidated Statements of Operations, as required under U.S. GAAP. For additional information regarding our discontinued operations, see Note 3 to our Condensed Consolidated Financial Statements.
(2)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold in June 2017, the sale of our holdings in Regis in March 2016, income recorded in September 2016 associated with contingent consideration from the sale of certain properties in Nevada during the first quarter of 2015 and other gains or losses on asset sales.

(3)

Restructuring and other, net, included in Other expense, net, primarily represents certain costs associated with severance and outsourcing costs, accrued legal costs in our Africa region in 2016 and system integration costs in 2016 related to our acquisition of CC&V in August 2015. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1), $-, $(2) and $(2), respectively.

(4)	Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations.
(5)

Impairment of long-lived assets, net, included in Other expense, net, represents non-cash write-downs of long-lived assets. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $-, $(1) and $(1), respectively.

(6)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

(7)

La Quinua leach pad revision, included in Costs applicable to sales and Depreciation and amortization, represents a significant write-down of the estimated recoverable ounces at Yanacocha in September 2016. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $(25), $- and $(25), respectively.

(8)

Loss on debt repayment, included in Other income, net, represents the impact from the debt tender offer on our 2019 Senior Notes and 2039 Senior Notes in March 2016 and our Term Loan paydown in August 2016.

(9)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (8), as described above, and are calculated using the Company's statutory tax rate of 35%.

(10)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), predominantly represent adjustments to remove the impact of our valuation allowances for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. We believe that these valuation allowances cause significant fluctuations in our financial results that are not indicative of our underlying financial performance. The adjustments in the three and nine months ended September 30, 2017 are due to increases (decreases) in tax credit carryovers subject to valuation allowance of $(40) and $95, respectively, and other tax adjustments of $13 and $(2), respectively. The adjustments in the three and nine months ended September 30, 2016 are due to a tax restructuring of $170 during the first quarter, a carryback of 2015 tax loss to prior years of $124 during the second quarter, increases to valuation allowance on tax credit carryovers of $6 and $68, respectively, and other tax adjustments of $1 and $18, respectively.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss) attributable to Newmont stockholders	$206	$(358)	$429	$(283)
Net income (loss) attributable to noncontrolling interests	(8)	45	(22)	167
Net loss (income) from discontinued operations (1)	7	448	45	225
Equity loss (income) of affiliates	(1)	(2)	4	8
Income and mining tax expense (benefit)	72	90	349	555
Depreciation and amortization	327	335	928	892
Interest expense, net	56	64	187	204
EBITDA	$659	$622	$1,920	$1,768
Adjustments:
Loss (gain) on asset and investment sales (2)	$(5)	$(5)	$(21)	$(109)
Restructuring and other (3)	2	7	10	26
Reclamation and remediation charges (4)	—	—	3	—
Impairment of long-lived assets (5)	—	—	3	4
Acquisition cost adjustments (6)	(3)	9	2	11
La Quinua leach pad revision (7)	—	32	—	32
Loss on debt repayment (8)	—	1	—	4
Adjusted EBITDA	$653	$666	$1,917	$1,736

(1)	Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $(4), $(9), $(25) and $(32), respectively, and (ii) Batu Hijau operations, presented net of tax expense (benefit) of $-, $90, $- and $258, respectively, and (iii) the loss on classification as held for sale, which has been recorded on an attributable basis. For additional information regarding our discontinued operations, see Note 3 to our Condensed Consolidated Financial Statements.
(2)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold in June 2017, the sale of our holdings in Regis in March 2016, income recorded in September 2016 associated with contingent consideration from the sale of certain properties in Nevada during the first quarter of 2015 and other gains or losses on asset sales.

(3)

Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance and outsourcing costs, accrued legal costs in our Africa region in 2016 and system integration costs in 2016 related to our acquisition of CC&V in August 2015.

(4)	Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations.
(5)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(6)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

(7)	La Quinua leach pad revision, included in Costs applicable to sales, represents a significant write-down of the estimated recoverable ounces at Yanacocha in September 2016.
(8)

Loss on debt repayment, included in Other income, net, represents the impact from the debt tender offer on our 2019 Senior Notes and 2039 Senior Notes in March 2016 and our Term Loan paydown in August 2016.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$685	$856	$1,584	$2,159
Less: Net cash used in (provided by) operating activities of discontinued operations	3	(348)	12	(826)
Net cash provided by (used in) operating activities of continuing operations	688	508	1,596	1,333
Less: Additions to property, plant and mine development	(194)	(269)	(557)	(832)
Free Cash Flow	$494	$239	$1,039	$501

Net cash provided by (used in) investing activities (1)	$(181)	$(297)	$(627)	$(702)
Net cash provided by (used in) financing activities	$(641)	$(469)	$(748)	$(1,251)

(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Costs applicable to sales (1)	$1,017	$918	$2,866	$2,571
Gold sold (thousand ounces)	1,411	1,300	4,151	3,766
Costs applicable to sales per ounce	$721	$706	$690	$682

(1)	Includes by-product credits of $16 and $42 during the three and nine months ended September 30, 2017, respectively, and $11 and $31 during the three and nine months ended September 30, 2016, respectively.

Costs applicable to sales per pound

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Costs applicable to sales (1)	$36	$65	$119	$165
Copper sold (million pounds)	26	30	84	84
Costs applicable to sales per pound	$1.38	$2.14	$1.42	$1.96

(1)	Includes by-product credits of $- and $3 during the three and nine months ended September 30, 2017, respectively, and $2 and $4 during the three and nine months ended September 30, 2016, respectively.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Asset Retirement Obligation (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the ARO and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to increase or enhance current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less the amount attributable to the production of copper at our Phoenix and Boddington mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations.

Sustaining capital. We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance production or reserves, are generally considered development. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2017	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$216	$2	$6	$2	$—	$—	$31	$257	259	$992
Phoenix	48	1	—	1	1	2	3	56	54	1,037
Twin Creeks	59	1	3	1	1	—	10	75	81	926
Long Canyon	17	—	—	1	—	—	—	18	55	327
CC&V	75	1	2	—	—	—	9	87	110	791
Other North America	—	—	16	—	(1)	—	2	17	—	—
North America	415	5	27	5	1	2	55	510	559	912

Yanacocha	150	17	6	1	1	—	9	184	138	1,333
Merian	62	1	3	—	—	—	10	76	125	608
Other South America	—	—	17	3	(1)	—	—	19	—	—
South America	212	18	26	4	—	—	19	279	263	1,061

Boddington	130	2	—	—	—	7	12	151	187	807
Tanami	72	1	2	—	—	—	17	92	115	800
Kalgoorlie	64	1	3	—	—	1	4	73	95	768
Other Australia	—	—	7	3	(1)	—	1	10	—	—
Australia	266	4	12	3	(1)	8	34	326	397	821

Ahafo	57	2	3	—	—	—	9	71	78	910
Akyem	67	3	2	—	—	—	7	79	114	693
Other Africa	—	—	4	—	—	—	—	4	—	—
Africa	124	5	9	—	—	—	16	154	192	802

Corporate and Other	—	—	13	46	2	—	1	62	—	—
Total Gold	$1,017	$32	$87	$58	$2	$10	$125	$1,331	1,411	$943

Copper
Phoenix	$11	$—	$1	$—	$—	$—	$—	$12	7	$1.71
Boddington	25	—	1	—	—	2	3	31	19	1.63
Total Copper	$36	$—	$2	$—	$—	$2	$3	$43	26	$1.65

Consolidated	$1,053	$32	$89	$58	$2	$12	$128	$1,374

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $16.
(3)	Includes stockpile and leach pad inventory adjustments of $21 at Carlin, $10 at Twin Creeks, $22 at Yanacocha and $7 at Akyem.
(4)	Reclamation costs include operating accretion of $21 and amortization of asset retirement costs of $11.
(5)

Advanced projects, research and development and Exploration of $6 at Long Canyon, $5 at Yanacocha, $5 at Tanami, $3 at Ahafo and $1 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for net acquisition costs of $(3) and restructuring and other costs of $2.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $66. The following are major development projects: Merian, Subika Underground, and the Tanami and Ahafo mill expansions.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2016	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$212	$2	$7	$1	$—	$—	$36	$258	272	$949
Phoenix	30	1	—	—	—	2	3	36	47	766
Twin Creeks	52	—	2	1	—	—	8	63	96	656
Long Canyon	—	—	—	—	—	—	—	—	—	—
CC&V	65	1	3	—	—	—	4	73	113	646
Other North America	—	—	7	1	1	—	—	9	—	—
North America	359	4	19	3	1	2	51	439	528	831

Yanacocha	116	15	6	2	—	—	27	166	146	1,137
Merian	—	—	—	—	—	—	—	—	—	—
Other South America	—	—	15	2	—	—	—	17	—	—
South America	116	15	21	4	—	—	27	183	146	1,253

Boddington	139	1	—	—	—	6	13	159	220	723
Tanami	57	1	4	—	—	—	24	86	112	768
Kalgoorlie	57	1	1	—	—	1	5	65	91	714
Other Australia	—	—	2	4	1	—	1	8	—	—
Australia	253	3	7	4	1	7	43	318	423	752

Ahafo	95	2	8	—	1	—	13	119	86	1,384
Akyem	63	2	4	—	1	—	5	75	117	641
Other Africa	—	—	1	2	—	—	—	3	—	—
Africa	158	4	13	2	2	—	18	197	203	970

Corporate and Other	—	—	13	50	1	—	1	65	—	—
Total Gold	$886	$26	$73	$63	$5	$9	$140	$1,202	1,300	$925

Copper
Phoenix	$32	$1	$—	$—	$—	$—	$4	$37	9	$4.11
Boddington	33	1	—	—	—	3	3	40	21	1.90
Total Copper	$65	$2	$—	$—	$—	$3	$7	$77	30	$2.57

Consolidated	$951	$28	$73	$63	$5	$12	$147	$1,279

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $13.
(3)	Includes stockpile and leach pad inventory adjustments of $8 at Carlin, $1 at Twin Creeks, $17 at Yanacocha and $34 at Ahafo. Total stockpile and leach pad inventory adjustments at Yanacocha of $49 were adjusted above by $32 related to a significant write off of recoverable ounces at the La Quinua Leach Pad.
(4)	Reclamation costs include operating accretion of $17 and amortization of asset retirement costs of $11.
(5)	Advanced projects, research and development and Exploration of $4 at Long Canyon and $7 at Merian are recorded in “Other” of the respective region for development projects.
(6)	Other expense, net is adjusted for restructuring and other costs of $7 and acquisition costs of $9.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $122. The following are major development projects: Merian, Long Canyon and the CC&V and Tanami expansions.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Nine Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2017	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$579	$5	$14	$3	$—	$—	$126	$727	689	$1,055
Phoenix	137	4	4	1	1	8	9	164	155	1,058
Twin Creeks	167	3	7	2	1	—	27	207	282	734
Long Canyon	42	1	—	1	—	—	1	45	132	341
CC&V	219	3	9	1	—	—	17	249	361	690
Other North America	—	—	33	—	2	—	4	39	—	—
North America	1,144	16	67	8	4	8	184	1,431	1,619	884

Yanacocha	403	49	13	3	4	—	29	501	406	1,234
Merian	174	1	11	—	—	—	18	204	353	578
Other South America	—	—	41	9	—	—	—	50	—	—
South America	577	50	65	12	4	—	47	755	759	995

Boddington	399	5	1	—	—	16	38	459	582	789
Tanami	180	2	3	—	—	—	41	226	289	782
Kalgoorlie	171	2	6	—	—	1	12	192	269	714
Other Australia	—	—	18	7	(1)	—	3	27	—	—
Australia	750	9	28	7	(1)	17	94	904	1,140	793

Ahafo	193	5	14	—	2	—	28	242	261	927
Akyem	202	9	3	—	1	—	17	232	372	624
Other Africa	—	—	16	5	—	—	—	21	—	—
Africa	395	14	33	5	3	—	45	495	633	782

Corporate and Other	—	—	39	139	7	—	4	189	—	—
Total Gold	$2,866	$89	$232	$171	$17	$25	$374	$3,774	4,151	$909

Copper
Phoenix	$45	$1	$1	$—	$—	$1	$5	$53	27	$1.96
Boddington	74	1	1	—	—	8	6	90	57	1.58
Total Copper	$119	$2	$2	$—	$—	$9	$11	$143	84	$1.70

Consolidated	$2,985	$91	$234	$171	$17	$34	$385	$3,917

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $45.
(3)	Includes stockpile and leach pad inventory adjustments of $48 at Carlin, $21 at Twin Creeks, $52 at Yanacocha, $13 at Ahafo and $12 at Akyem.
(4)	Reclamation costs include operating accretion of $63 and amortization of asset retirement costs of $28.
(5)

Advanced projects, research and development and Exploration of $16 at Long Canyon, $10 at Yanacocha, $13 at Tanami, $8 at Ahafo and $6 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $10, acquisition costs of $2 and write-downs of $3.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $172. The following are major development projects: Merian, Long Canyon, Tanami expansions, Subika Underground and Ahafo mill expansion.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Nine Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2016	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$585	$4	$14	$4	$—	$—	$106	$713	683	$1,044
Phoenix	118	3	1	1	—	7	8	138	150	920
Twin Creeks	170	2	6	1	—	—	26	205	347	591
Long Canyon	—	—	—	—	—	—	—	—	—	—
CC&V	156	3	7	1	—	—	6	173	283	611
Other North America	—	—	26	1	3	—	3	33	—	—
North America	1,029	12	54	8	3	7	149	1,262	1,463	863

Yanacocha	364	43	26	7	2	—	66	508	479	1,061
Merian	—	—	—	—	—	—	—	—	—	—
Other South America	—	—	45	4	—	—	—	49	—	—
South America	364	43	71	11	2	—	66	557	479	1,163

Boddington	391	4	—	—	—	16	32	443	581	762
Tanami	180	2	10	—	—	—	58	250	357	700
Kalgoorlie	189	3	4	—	—	4	13	213	275	775
Other Australia	—	—	5	12	4	—	2	23	—	—
Australia	760	9	19	12	4	20	105	929	1,213	766

Ahafo	212	5	20	—	1	—	39	277	264	1,049
Akyem	174	6	8	—	1	—	17	206	347	594
Other Africa	—	—	2	4	—	—	—	6	—	—
Africa	386	11	30	4	2	—	56	489	611	800

Corporate and Other	—	—	38	143	2	—	6	189	—	—
Total Gold	$2,539	$75	$212	$178	$13	$27	$382	$3,426	3,766	$910

Copper
Phoenix	$76	$2	$—	$—	$—	$2	$7	$87	30	$2.90
Boddington	89	1	—	—	—	9	7	106	54	1.96
Total Copper	$165	$3	$—	$—	$—	$11	$14	$193	84	$2.30

Consolidated	$2,704	$78	$212	$178	$13	$38	$396	$3,619

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $35.
(3)	Includes stockpile and leach pad inventory adjustments of $51 at Carlin, $11 at Twin Creeks, $71 at Yanacocha and $34 at Ahafo. Total stockpile and leach pad inventory adjustments at Yanacocha of $103 were adjusted above by $32 related to a significant write off of recoverable ounces at the La Quinua Leach Pad.
(4)	Reclamation costs include operating accretion of $48 and amortization of asset retirement costs of $30.
(5)	Advanced projects, research and development and Exploration of $17 at Long Canyon and $21 at Merian are recorded in “Other” of the respective region for development projects.
(6)	Other expense, net is adjusted for restructuring and other costs of $26, acquisition costs of $11 and write-downs of $4.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $436. The following are major development projects: Merian, Long Canyon and the CC&V and Tanami expansions.

Similar to the historical AISC amounts presented above, AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2017 Gold AISC outlook range to the 2017 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2017 Outlook - Gold	Outlook range
	Low	High
Costs Applicable to Sales (1)(2)	$3,715	$4,065
Reclamation Costs (3)	110	130
Advanced Projects and Exploration	325	375
General and Administrative	215	240
Other Expense	5	30
Treatment and Refining Costs	20	40
Sustaining Capital (4)	575	675
All-in Sustaining Costs	$4,930	$5,430
Ounces (000) Sold	5,400	5,800
All-in Sustaining Costs per oz (5)	$900	$950

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Ranges for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2017 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis or for longer-term outlook in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. See the Cautionary Statement at the end of this news release for additional information.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Sales	$1,879	$1,791	$5,413	$4,922
Consolidated copper sales, net	(80)	(63)	(227)	(171)
Consolidated gold sales, net	$1,799	$1,728	$5,186	$4,751

Consolidated gold sales:
Gross before provisional pricing	$1,806	$1,736	$5,201	$4,754
Provisional pricing mark-to-market	2	2	9	24
Gross after provisional pricing	1,808	1,738	5,210	4,778
Treatment and refining charges	(9)	(10)	(24)	(27)
Net	$1,799	$1,728	$5,186	$4,751
Consolidated gold ounces sold (thousands)	1,411	1,300	4,151	3,766
Average realized gold price (per ounce):
Gross before provisional pricing	$1,281	$1,334	$1,253	$1,262
Provisional pricing mark-to-market	1	2	2	6
Gross after provisional pricing	1,282	1,336	1,255	1,268
Treatment and refining charges	(6)	(7)	(5)	(7)
Net	$1,276	$1,329	$1,250	$1,261

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Sales	$1,879	$1,791	$5,413	$4,922
Consolidated gold sales, net	(1,799)	(1,728)	(5,186)	(4,751)
Consolidated copper sales, net	$80	$63	$227	$171

Consolidated copper sales:
Gross before provisional pricing	$77	$67	$228	$183
Provisional pricing mark-to-market	6	—	9	—
Gross after provisional pricing	83	67	237	183
Treatment and refining charges	(3)	(4)	(10)	(12)
Net	$80	$63	$227	$171
Consolidated copper pounds sold (millions)	26	30	84	84
Average realized copper price (per pound):
Gross before provisional pricing	$2.98	$2.18	$2.73	$2.17
Provisional pricing mark-to-market	0.20	—	0.10	—
Gross after provisional pricing	3.18	2.18	2.83	2.17
Treatment and refining charges	(0.12)	(0.14)	(0.12)	(0.14)
Net	$3.06	$2.04	$2.71	$2.03

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following table reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Consolidated gold sales, net	$1,799	$1,728	$5,186	$4,751
Consolidated copper sales, net	80	63	227	171
Sales	$1,879	$1,791	$5,413	$4,922

Costs applicable to sales	$1,053	$983	$2,985	$2,736
Less: Consolidated copper sales, net	(80)	(63)	(227)	(171)
By-Product costs applicable to sales	$973	$920	$2,758	$2,565
Gold sold (thousand ounces)	1,411	1,300	4,151	3,766
Total Gold CAS per ounce (by-product)	$690	$708	$664	$681

Total AISC	$1,374	$1,279	$3,917	$3,619
Less: Consolidated copper sales, net	(80)	(63)	(227)	(171)
By-Product AISC	$1,294	$1,216	$3,690	$3,448
Gold sold (thousand ounces)	1,411	1,300	4,151	3,766
Total Gold AISC per ounce (by-product)	$917	$935	$889	$916

Conference call information

Newmont Mining Corporation (NYSE: NEM) announced it will report third quarter 2017 operations and financial results before the market opens on Thursday, October 26, 2017 and will hold a conference call at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) the same day. The earnings call will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont Mining
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10111922

Webcast Details
URL: https://event.on24.com/wcc/r/1465046/5D5E816654DAF237AECB789DBB666F1D

The third quarter 2017 results will be available before the market opens on Thursday, October 26, 2017 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward-Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures; (iv) estimates of future cost reductions and efficiencies; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investment, including, without limitation, expected returns, life of mine, commercial start and first production and upside; (vi) expectations regarding future debt repayments; and (vii) expectations regarding future free cash flow generation, liquidity and balance sheet strength. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; and (viii) other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Other risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2016 Annual Report on Form 10-K, filed on February 21, 2017, with the Securities and Exchange Commission (SEC), and as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-Q expected to be filed on or about October 26, 2017 with the SEC (also available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contact
Jessica Largent, 303.837.5484
jessica.largent@newmont.com
or
Media Contact
Omar Jabara, 303.837.5114
omar.jabara@newmont.com